Exhibit 10.28

PRODUCTION AGREEMENT

This Production Agreement (“Agreement”) is made and entered into as of this 26th day of January, 2007 by and between AVAX Technologies, Inc., a New York corporation with headquarters located at 2000 Hamilton Street Suite 204, Philadelphia, Pennsylvania 19130 (“AVAX”), and Cancer Treatment Centers of America, Inc., an Illinois corporation with headquarters located at 1336 Basswood Road, Schaumburg, Illinois 60173 (“CTCA”).

RECITALS

A.
CTCA manages certain oncology specialty hospitals and physician practices in Zion, Illinois (“MRMC”); Tulsa, Oklahoma (“SRMC”); and Philadelphia, Pennsylvania (“ERMC”, and together with MRMC and SRMC and others that CTCA may develop in the future, collectively referred to as “CTCA Facilities”).

B.
AVAX is in the business of the development and commercialization of individualized vaccine therapies and small molecules for the treatment of cancer and other life-threatening diseases. AVAX has represented to CTCA that AVAX owns a dormant GMP laboratory in Philadelphia, Pennsylvania (the “Philadelphia Laboratory” or “Philadelphia Lab”), which AVAX is capable of reactivating and obtaining FDA permission to use to manufacture products.

C.	AVAX has further represented that AVAX is capable of producing autologous haptenized cancer vaccines (“Vaccines”) and heterologous haploidentical, IL2-activated NK cells (“IL2NK Cells”).

D.	CTCA desires to retain AVAX to produce Vaccines and IL2NK Cells, and AVAX is willing to produce them on the terms and conditions contained in this Agreement.

AGREEMENTS

For and in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Retention of AVAX. CTCA hereby agrees to retain AVAX to produce CTCA’S requirements of Vaccines and IL2NK Cells for a period of three (3) years from the date of this Agreement.

2.     Obligations of AVAX with Regard to GMP Lab. AVAX will secure FDA agreement to manufacture clinical materials, and maintain and operate the Philadelphia Laboratory in compliance with all FDA and other federal regulations that govern the licensing of GMP laboratories that produce products for use in humans, as well as in compliance with all state and local regulations and laws, including laws relating to the handling and disposal of biological and hazardous waste materials. It is understood and agreed that the FDA does not provide a formal license for the authorization of the production of products used in clinical studies that are the subject of an Investigational New Drug Application (IND).

3.     Obligations of CTCA with Regard to GMP Lab. Once AVAX has performed its obligations set forth in paragraph 2 above, CTCA will purchase, install and maintain service contract coverage for: one (1) cell separator/concentrator device from the Miltenyi Biotec Corporation (or such other provider acceptable to CTCA in its reasonable discretion); and, one (1) FC500 Coulter Flow Cytometer for use by AVAX in its GMP laboratory for the preparation and characterization of IL2NK cell preparations. These devices will be owned by CTCA but maintained and operated by AVAX for the exclusive use of CTCA. In the event that CTCA purchases any other capital equipment for use in AVAX’s GMP lab, such equipment shall remain the property of CTCA. CTCA will bear the cost for removing any CTCA equipment to ensure non-interruption of the GMP Facility. Notwithstanding the foregoing, in no event shall CTCA’s financial obligations for the purchase of equipment under this Section 3 exceed Two Hundred Fifty Thousand Dollars ($250,000).

4.     AVAX’s Production Requirements. AVAX will produce a combined total of up to 40 usable preparations consisting of autologous Vaccines and/or IL2NK cell therapy products annually. CTCA will handle all tumor samples in an aseptic fashion and will place them into the agreed upon shipping box to avoid sample contamination. In the event there is excessive contamination of samples as, reasonably determined by AVAX, upon notice to CTCA, corrective actions will be implemented at CTCA Facilities.

(a)   Vaccines. The number of each product will depend on patient accrual by CTCA. Source material for autologous cancer vaccines will consist of patient tumor tissues collected at CTCA hospitals, and shipped to AVAX. Usable Vaccines shall be defined according to the definition developed by AVAX for its clinical trials. All vaccines released by AVAX in accordance with its manufacturing protocol in compliance with FDA approved release criteria will be counted in the total number of preparations/year.

(b) IL2NK Cells. Source material for IL2NK Cells shall consist of leukapheresis preparations collected from donors at the MRMC and shipped to AVAX. All IL2NK cell preparations released by AVAX in accordance with its manufacturing protocol in compliance with FDA approved release criteria will be counted in the total number of preparations/year.

(c) Quality assurance, quality control of production. AVAX will be responsible for all performance quality control aspects of manufacturing, and characterization and quality assurance of all manufactured products.

(d) Tissue Handling and Shipping. AVAX will handle and process all tissues received from CTCA facilities, and ship to CTCA facilities all products produced by AVAX in its GMP facility, in compliance with all FDA and other federal regulations that govern the handling, processing and shipping of products for use in humans.

5.     AVAX’s Obligations Prior to Opening GMP Lab. Prior to the opening of the Philadelphia GMP laboratory, AVAX will manufacture for CTCA up to the 40 vaccines/year in support of CTCA’s protocol for advanced, recurrent ovarian cancer that will be conducted under the IND held by AVAX for this indication. CTCA and AVAX will collaborate in the registration and activation of this trial, which will go to the MRMC Institutional Review Board of CTCA no later than 3 months following execution of this Agreement.

6.     Compensation, Payments and Repayments. In consideration of AVAX’s production and delivery of the Vaccines and the IL2NK Cells, CTCA will make the following payments to AVAX:

(a) Initial Payment and Repayment Obligations. CTCA will make a conditional payment to AVAX in the amount of $250,000 upon execution of this Agreement, which funds will be used by AVAX solely to initiate actions needed to manufacture clinically acceptable products in the Philadelphia GMP Laboratory and generate documents and process development efforts that will lead to the manufacture of Vaccines and/or the IL2NK Cells.

(i) In the event that AVAX fails to be ready to deliver to CTCA Vaccine or IL2NK Cells produced in Philadelphia within 15 months following execution of this Agreement, AVAX will refund to CTCA $125,000 of such payment.

(ii) If AVAX fails to be ready to deliver vaccines or cell therapy products manufactured in the Philadelphia facility within 18 months following inception of this agreement, AVAX agrees to refund to CTCA an additional $125,000.

(iii) To secure repayment by AVAX of the amounts set forth in subparagraphs (i) and (ii) above, AVAX will grant to CTCA a first priority security interest in all of the personal property comprising the Philadelphia GMP laboratory at the time that CTCA advances the $250,000

(b) Monthly Payments and Abatement. CTCA will pay AVAX $25,000 monthly for activities including facility validation and maintenance and production of vaccines and/or cell therapy products produced in AVAX’s Philadelphia GMP laboratory beginning the day the FDA allows AVAX to produce product for human use in that facility (which is noted above in Section 2 of this agreement and appended as Exhibit I); provided, however, CTCA will pay AVAX no monthly fee for the first 90 days following execution of this Agreement.

(c) Catch-up Payment. CTCA will pay AVAX, in one lump sum payment, the accrued monthly fees of $25,000 per month on the day the FDA allows AVAX to produce product for human use in AVAX’s Philadelphia facility (which is noted in Section 2 above). The payment will not exceed $150,000. Fee accrual begins 90 days after execution of this Agreement and ends the day the FDA allows AVAX to produce product for human use.

(d) Additional Payments. In consideration of additional vaccine program(s) in support of other trials activated by CTCA for other indications, CTCA shall pay AVAX the following amounts:

(i) $75,000 for development and approval of a supporting IND and associated process development for vaccines for tumor site other than ovarian cancer; it is expressly understood and agreed that during the term of this Agreement, CTCA shall have the right to add new trials involving NK cells at no additional cost to CTCA so long as the production process does not deviate from the production process then in place; and

(ii) $150,000 to initiate non-vaccine products or activated NK cell products that are consistent with the continued production of vaccines and activated NK cells and which both parties agree to produce, and will include the development of an acceptable IND, process development for manufacturing and an acceptable testing regimen and stability protocol.

(e) Payment for Products in Excess of the Required 40. In the event that CTCA requires AVAX to produce Vaccines or IL2NK Cells in excess of forty (40) during any calendar year during the term of this Agreement, CTCA will pay to AVAX $7,500.00 per additional Vaccine or IL2NK Cell produced and delivered.

7. Operational Obligations of CTCA. During the term of this Agreement, CTCA shall perform the following obligations, it being expressly agreed that CTCA’s failure to perform any of these obligations will NOT excuse AVAX’s performance of its production requirements set forth in paragraph 4 above:

(a)   IND and IRB Approvals. CTCA will use commercially reasonable efforts to obtain IND and IRB approval at CTCA-managed hospital facilities for all treatment protocols that use products produced by AVAX in its GMP laboratory.

(b)   Clinical Trial Conduct. CTCA will conduct all clinical trials that use products produced by AVAX in its GMP laboratory according to the IND and IRBapproved protocols in compliance with relevant 21 CFR guidelines, ICH Guidelines for Good Clinical Practice, and applicable national guidelines and laws.

(c)   Vaccine Results. CTCA will provide to AVAX for its use, all clinical results collected on patients treated with the vaccines produced by AVAX utilizing its proprietary technology on behalf of CTCA on the Forms provided for the study which have been developed by AVAX. Such data will be patient de-identified.

(d)   Cell Prep Results. CTCA will share all clinical results collected on patients treated with the IL2NK cell preparations produced by AVAX on behalf of CTCA.

8.	Intellectual Property Provisions.

(a) Vaccines Discovery, Invention or other Intellectual Property. CTCA agrees that any discovery, invention or other intellectual property relating to the Vaccines that may be developed by AVAX during the conduct of this Agreement shall be the sole property of AVAX.

(b) IL2NK Discovery, Invention or other Intellectual Property. The parties each agree that any discovery, invention or other intellectual property that may be developed in the production and clinical testing of IL2NK Cells as a result of this Agreement shall be owned jointly and equally by AVAX and CTCA. AVAX hereby agrees that CTCA shall have the right to assign ownership of its portion of such discovery, invention or other intellectual property to International Capital and Management Company, LLLP or other assignee with common ownership and AVAX hereby consents to any such assignment. Any further commercial use of such discovery, invention or other intellectual property shall require mutual approval, and AVAX and CTCA shall share equally in any royalties accruing from such commercial use. Each party agrees that any results, discoveries or inventions discovered during the conduct of this agreement will not be disclosed to outside third parties until both sides have agreed that the subject matter is not-patentable. In the event a discovery is patentable CTCA and AVAX will share equally in the patent costs.

(c)    General Disclosure Provision. Each party will disclose any and all such discoveries to the other and will not disclose this information to any third party without the express written consent of the other party.

9.	Indemnification and Insurance.

(a) Indemnification. AVAX hereby agrees to indemnify and defend CTCA, CTCA Facilities and their respective officers, directors, shareholders, employees, staff and physicians (collectively, the “Indemnitees”) from and against any injury (or alleged injury) to patients caused by their use of a Vaccine or IL2NK Cells product delivered by AVAX which fails to meet protocol specifications. In connection with such defense obligations, AVAX hereby waives its right to select counsel for the Indemnitees and shall allow the Indemnitees to utilize defense counsel of their choice for any claim filed by a patient of an Indemnitee.

(b)   Insurance. AVAX agrees that at all times during the term of this Agreement, AVAX will purchase and maintain in force property/casualty and liability (including general liability and products liability) insurance policies covering the Philadelphia Laboratory, the capital equipment purchased by CTCA under this Agreement and all products produced by AVAX for CTCA under this Agreement. AVAX will also purchase and maintain other types of insurance required by law or typical of similar businesses, covering the Philadelphia Laboratory, its products and activities. All such insurance policies will be issued by reputable carriers, acceptable to CTCA in its reasonable discretion, and will contain name CTCA as an “additional insured”. Policy limits for all liability insurance will in no event be less than $5,000,000, and for property insurance shall be not less than the estimated value of the Philadelphia Laboratory plus all capital equipment purchase by CTCA hereunder. AVAX will provide CTCA with certificates evidencing such coverage from time to time upon request.

10.   HIPAA. AVAX will execute CTCA’s standard “business associate agreement” and will comply with HIPAA and other federal and state regulations governing the use of personal health information.

11.   Option to Operate in the Event of Change of Ownership or Cessation of Lab Operation. AVAX agrees that any transaction wherein it may be acquired by another corporation or entity will not recuse AVAX or its subsequent owner of its obligations to CTCA under this agreement. In the event that AVAX does not produce the Vaccines and IL2NK Cells as required by this Agreement or experiences a substantial decline in operational activity at the Philadelphia Laboratory during the term of this Agreement, CTCA will have the right, but not the obligation, to take ownership and operational control of the Philadelphia Lab, including taking an assignment of the real estate lease covering the Philadelphia Lab and all licensure, contents, equipment and inventory then located in or associated with the operation of the Philadelphia Lab. In order to assert such right, CTCA shall provide written notice to AVAX of CTCA’s intent to exercise its rights set forth in the prior sentence.

12.   Early Termination of Agreement. In the event that either party desires to terminate this Agreement before the end of the three (3) year period, that party must provide written notice to the other a minimum of 120 days prior to the early termination date. In the event that CTCA wishes to terminate this Agreement, it will pay AVAX the sum of $100,000. In the event that AVAX desires to terminate the Agreement, it will reimburse CTCA an amount equal to the $250,000 startup cost prorated based on the remaining term of this Agreement following the 120-day termination period and shall trigger CTCA’s rights set forth in paragraph 11 above.

13.   Severability. The provisions of this Agreement shall be severable, and if any provision of this Agreement shall be held or declared to be illegal, invalid or unenforceable, such provision shall, if possible, be limited or construed so as to make it valid and enforceable or, if such limitation or construction is not possible or would be contrary to the parties’ manifest intentions, such provision shall be stricken from this Agreement. In any event, the remainder of this Agreement shall continue in full force and effect.

14.   No Assignment. This Agreement may not be assigned by either party except that CTCA shall have the right to assign its rights and obligations hereunder to an affiliate of CTCA so long as such party assumes the assigned obligations in writing.

15.   Governing Law. This Agreement is deemed to be made and entered into pursuant to the laws of the State of Illinois. In the event of any dispute hereunder, this Agreement shall be governed by and shall be construed and interpreted in accordance with the laws of the State of Illinois.

16.   Waiver. The terms of this Agreement may be waived, and this Agreement may be amended, only in writing signed by the party to be bound thereby. A waiver of one term shall not be construed as a waiver of any other term, nor shall a waiver of, or failure to enforce, a term in one instance be deemed a continuing waiver or a waiver of the provision itself.

17.   Nature of Relationship. Nothing herein shall be construed to place the parties in a relationship of employees, agents, partners or joint venturers, and neither party shall have the power to obligate or bind the other in any manner whatsoever.

18.   Notices. All communications, notices and exchanges of information contemplated herein or required or permitted to be given hereunder shall be in writing and shall be given when one of the parties deposits the same via hand delivery, courier or Certified United States mail, postage prepaid, addressed to the other party at its address set forth below:

If to CTCA:

Cancer Treatment Centers of America, Inc.
1336 Basswood Road
Schaumburg, Illinois 60173
Attn: Robert Mayo, Vice Chairman

If to AVAX:

AVAX Technologies, Inc
2000 Hamilton Street, Suite 204
Philadelphia, Pennsylvania 19130
Attn: Richard Rainey, CEO

19.   Entirety. This Agreement constitutes the parties’ entire agreement and understanding with respect to the subject matter hereof, and supersedes all prior oral and written agreements and understandings.

The parties hereto have caused this Agreement to be executed by their respective officers with full legal and corporate authority to do so as of the date first above written.

CANCER TREATMENT CENTERS		AVAX TECHNOLOGIES, INC.
OF AMERICA, INC.

By:	/s/ Robert Mayo	By:	/s/ Richard Rainey
Its	Vice Chairman	Its:	CEO